Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE: April 29, 2013

Stillwater Mining Company Reports First Quarter Earnings

BILLINGS, MONTANA - STILLWATER MINING COMPANY (NYSE:SWC) (TSX: SWC.U)

•	Consolidated net income attributable to common stockholders of $14.6 million or $0.12 per diluted share

•	First quarter mine production of 127,100 PGM ounces ahead of plan

•	Recycling volume of 154,200 ounces sets Company quarterly record

•	Three Montana expansion projects continue to make significant progress

Stillwater Mining Company today reported consolidated net income attributable to common stockholders for the 2013 first quarter of $14.6 million, or $0.12 per diluted share. Total revenues for the first quarter were $250.6 million. Consolidated net income attributable to common stockholders reported for the 2012 first quarter was $5.9 million, or $0.05 per diluted share on revenues of $203.1 million.

Commenting on the Company’s 2013 first quarter results, Frank McAllister, the Company’s Chairman and Chief Executive Officer, stated, “The first quarter of 2013 has provided an excellent start to the year for Stillwater Mining. Production from our Montana mines exceeded plan with a run rate ahead of our 500,000 ounce annual guidance, recycling volumes for the quarter set a new Company record, total cash costs per ounce were lower than our guidance, and our teams continue to be on track at our three Montana growth projects. Overall, the Company’s operations are better positioned than ever before in its 26 year operating history. In addition to operational strength, the Company is on firm financial footing, with liquidity sufficient to ensure we will be able to fund our PGM growth projects and should withstand any short-term volatility in PGM prices. Despite a drop in most metal prices during early April, the fundamentals for palladium remain robust. Demand for this precious metal continues to grow in the face of some severe supply constraints, and Stillwater is in an enviable position to benefit from these fundamentals.”

The Company’s mines produced a total of 127,100 ounces of palladium and platinum during the first quarter of 2013, a 5.2% increase from the 120,800 ounce production in the first quarter of 2012. The increase in ounces produced between 2012 and 2013 was driven by the selection of developed mining stopes available from period to period, typical variability in mining production, the normal result of changes in mining conditions.

First quarter 2013 revenues from sales of mined production (including by-products) totaled $128.3 million, up from $116.7 million in the same period last year. Combined sales realizations increased during the first quarter of 2013 for mined palladium and platinum ounces, averaging $926 per ounce, an increase from the $875 per ounce realized in the first quarter of 2012. This combined improvement in price and production, if sustained, would equate to a benefit of about $12 million to the Company’s quarterly revenues. The total quantity of mined palladium and platinum sold increased to 130,400 ounces in the first quarter of 2013, compared to the 123,000 ounces sold during the same period in 2012.

Total cash costs per mined ounce (a non-GAAP measure defined below) averaged $523 in the first quarter of 2013, compared to total cash costs of $514 per ounce for the first quarter of 2012. The increase is primarily the result of the ever-expanding underground mining operations, general wage and other cost inflation and the priority given to the new-miner training programs. Based on results for the first quarter and projections for the remainder of the year, the Company is maintaining its full-year cash cost guidance of $560 per mined ounce.

The total recycled ounces of 154,200 for the first quarter of 2013 set a new quarterly record for the Company and were 15.5% more than the previous quarterly high of 133,500 ounces in the third quarter of 2011. It was up from the 107,300 ounces of palladium, platinum and rhodium (including tolled ounces) recycled during the first quarter of 2012. The increased volumes were primarily attributable to finding and adding new recycling suppliers. Recycling sales volumes increased 42%, to 116,900 ounces in the first quarter of 2013, from 82,400 ounces in the first quarter of 2012. Revenues from sales of purchased recycling materials totaled $122.3 million in the 2013 first quarter, up from $86.3 million in the same period last year. The Company’s combined average realized price for sales of recycled palladium, platinum and rhodium increased to $1,043 per ounce in the first quarter of 2013 from $1,039 per ounce in the first quarter of 2012.

Commenting further on the first quarter, Mr. McAllister added, “Our teams continue to make significant strides on our Montana development projects. The 8,200-foot tunnel boring machine (TBM) drive associated with the Graham Creek project at the East Boulder Mine is nearly complete, with total advance of nearly 8,000 feet at the end of the first quarter. Construction on one of the two ventilation raises to the surface planned for this project has started and first production from Graham Creek is expected in late 2014. At the Stillwater Mine, construction on the Far West project, located in the lower west area, commenced during the first quarter with work beginning on the extension of the 3500 West rail level, which will be the primary haulage level for this area. And at the Blitz project, on the eastern side of the Stillwater Mine, the new TBM has now advanced 1,300 feet and the conventional drift above it has driven about 1,800 feet of ramp and infrastructure development to date. We are very pleased with the progress on these projects, which are expected to provide sustainability and future growth for our operations. Our capital expenditure guidance for this year remains at $172.8 million, with almost 87% of that amount focused on the existing Montana operations and these key growth projects.

“At our Marathon PGM-copper development in Canada, early indications from the ongoing engineering work suggests the project remains economically viable, at current metal prices, and even with the expected adjustments to grade that we have discussed previously. We expect to complete the engineering design as well as an updated economic assessment during the second half of this year. In addition, the Company is in the process of responding to information requests following the submission of an Environmental Impact Statement (EIS) to the Canadian authorities. These responses are expected to be submitted by the end of this year’s second quarter.

“The 2013 drilling season at the Altar project in Argentina is now complete, one month ahead of schedule. We significantly scaled back spending at Altar, with total exploration expenses and administrative costs of $6.7 million for the first quarter, down approximately 44% compared to $12.0 million in the first quarter last year. This year’s drill program included 20 drill holes (16 new drill holes and 4 extensions) totaling 11,100 meters, compared to the 70 drill holes totaling 27,280 meters completed during the 2012 drilling season. Overall drilling results have been favorable. These holes were designed to test for horizontal and vertical extensions to the known mineralized area at Altar.”

Mr. McAllister concluded, “The J-M Reef is a unique, world-class resource, but our most important asset is our people. Underground mining requires highly developed skills and continuous attention to detail. I would like to thank our teams for their ever-continuing efforts to improve mining safety and efficiency. For the first quarter, the Company’s overall safety incidence rate, which is calculated as the number of reportable injuries per 200,000 hours worked, was 3.3, higher than the exceptionally low 1.5 rate for the first quarter last year. By historical standards, the 2013 first quarter incidence rate of 3.3 would be good safety performance, but we continue to focus on improving our safety culture through our on-going commitment to the CORESafety philosophy.”

Cash Flow and Liquidity

At March 31, 2013, the Company’s available cash was $203.1 million, compared to $379.7 million at December 31, 2012. If highly liquid short-term investments are included with available cash, the Company’s balance sheet liquidity totaled $462.1 million at March 31, 2013, a decrease from $641.7 million at December 31, 2012. Most of this decrease was related to debt redemption during the first quarter. Of the Company’s current cash balance, $38.9 million is dedicated to the Marathon project (and other related properties) and is unavailable for other corporate purposes. Net working capital – comprised of total current assets (including available cash and short-term investments), less current liabilities – increased to $619.3 million at March 31, 2013, from $606.0 million at year end 2012.

Net cash provided by operating activities (which includes changes in working capital) totaled $15.5 million in the first quarter of 2013, compared to $15.1 million of cash provided in the first quarter of 2012. However, cash provided from operations included working capital requirements of $21.1 million in the first quarter of 2013, which included significant growth in recycling inventories; in the first quarter of 2012, working capital requirements totaled $6.1 million. Capital expenditures were $29.4 million in the first quarter of 2013, up from $22.7 million in the first quarter of 2012. Of the capital expenditures for the quarter, $3.1 million was attributable to the major development projects underway on the J-M Reef in Montana. The capital spending budget for 2013 is $172.8 million, up from $116.6 million of capital spending during 2012.

Outstanding debt at March 31, 2013 was $300.2 million, down from $461.1 million at December 31, 2012. On March 15, 2013, the Company repaid $164.3 million of its 1.875% convertible debentures. The Company’s current debt balance includes $264.3 million outstanding in the form of convertible debentures, $29.6 million of exempt facility revenue bonds due in 2020, a capital lease of $6.0 million and $0.3 million for a small installment land purchase.

First Quarter Results - Details

For the first quarter of 2013, the Company’s Stillwater Mine produced 92,600 ounces, an increase of 5.6% from the 87,700 ounces produced in the first quarter of 2012. Production at the Company’s East Boulder Mine of 34,500 ounces in the first quarter of 2013 reflected an increase from the 33,100 ounces produced in the same quarter of 2012.

Costs of metals sold (before depletion, depreciation and amortization expense) increased to $192.6 million in the first quarter of 2013 from $158.1 million in the first quarter of 2012. Mining costs included in costs of metals sold increased slightly to $75.7 million in the 2013 first quarter from $74.0 million in the 2012 first quarter. Recycling costs, which primarily reflect the cost of acquiring spent catalytic materials for processing, totaled $116.9 million in the first quarter of 2013, more than the $84.1 million reported in the first quarter of 2012. The increase was due to higher volumes sold and the related higher market value of the materials acquired for processing.

General and administrative (“G&A”) costs were $15.2 million in the first quarter of 2013, up from the $12.5 million incurred during the same period of 2012, due in part to higher legal and advisory fees. Exploration expenses decreased to $6.0 million for the first quarter of 2013, of which almost all was attributable to the Altar copper-gold project. Exploration expenses incurred during the first quarter of 2012 were $10.1 million. Marketing expenses declined to $1.7 million in the 2013 first quarter compared to $2.3 million in the same quarter of 2012.

Interest expense reported for the first quarters of 2013 and 2012 was $6.7 million and $1.7 million, respectively. This increase is principally the result of non-cash accretion of the debt discount related to the new 1.75% convertible debentures that is charged to earnings over the expected life of the convertible debentures. The amount of these non-cash charges to earnings in the first quarter of 2013 was $3.8 million.

During the first quarter of 2013, the Company recorded a foreign currency transaction gain of $4.2 million, primarily related to the deferred tax liability recorded in association with the acquisition of Peregrine Metals Ltd. The foreign currency transaction gain recorded for the first quarter of 2012 was $2.9 million.

Reported consolidated net income attributable to common stockholders for the first quarter of 2013 included, by business segment (before income taxes), income of $37.5 million from mining operations, income of $6.0 million from recycling activities (including financing income), $0.9 million of costs associated with the Marathon properties, $1.2 million of costs related to the Altar copper-gold project, and corporate costs of $22.4 million. For the first quarter of 2013, the Company reported a $4.9 million income tax provision. For the first quarter of 2012, the consolidated net income attributable to common stockholders included, by business segment (before income taxes), $28.3 million of income from mining operations, $2.4 million income from recycling activities (including financing income), $9.0 million of costs related to the Altar copper-gold project, $3.6 million of costs associated with the Marathon properties and corporate costs of $14.4 million. For the first quarter of 2012, the Company reported a $2.3 million income tax benefit.

About Stillwater Mining Company

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company’s shares are traded on the New York Stock Exchange under the symbol SWC and on the Toronto Stock Exchange under the symbol SWC.U. Information on Stillwater Mining can be found at its website: www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as “desires,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates” or similar expressions. Such statements also include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates; permitting; financing needs and the terms of future credit facilities; exchange rates; capital expenditures; increases in processing capacity; cost reduction measures; safety; timing for engineering studies; environmental permitting and compliance; litigating; labor matters; and the palladium, platinum, copper and gold market. These statements are not guarantees of the Company’s future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Additional information regarding factors that could cause results to differ materially from management’s expectations is found in the section entitled “Risk Factors” in the Company’s 2012 Annual Report on Form 10-K, in its quarterly Form 10-Q filings, and in corresponding filings with Canadian securities regulatory authorities.

The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

INVESTOR CONTACTS:

Mike Beckstead

(406) 373-8971

Or

Arthur Corzier / Jennifer Shotwell / Scott Winter

Innisfree M&A Incorporated

(212) 750-5833

MEDIA CONTACTS:

Dan Gagnier / Michael Henson

Sard Verbinnen & Co

(212) 687-8080

Stillwater Mining Company

Consolidated Statements of Comprehensive Income

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2013	2012
REVENUES
Mine production	$128,314	$116,704
PGM recycling	122,334	86,347

Total revenues	250,648	203,051
COSTS AND EXPENSES
Costs of metals sold
Mine production	75,753	74,029
PGM recycling	116,862	84,115

Total costs of metals sold	192,615	158,144
Depletion, depreciation and amortization
Mine production	15,025	14,404
PGM recycling	258	268

Total depletion, depreciation and amortization	15,283	14,672

Total costs of revenues	207,898	172,816
Marketing	1,727	2,338
Exploration	5,951	10,117
Research and development	63	705
General and administrative	15,187	12,478
Loss on long-term investments	562	—
Abandonment of non-producing property	—	2,835
(Gain)/Loss on disposal of property, plant and equipment	36	(5)

Total costs and expenses	231,424	201,284
OPERATING INCOME	19,224	1,767
OTHER INCOME (EXPENSE)
Other	1,145	8
Interest income	1,200	645
Interest expense	(6,652)	(1,715)
Foreign currency transaction gain, net	4,237	2,931

INCOME BEFORE INCOME TAX (PROVISION) BENEFIT	19,154	3,636
Income tax (provision) benefit	(4,850)	2,304

NET INCOME	$14,304	$5,940

Net loss attributable to noncontrolling interest	(279)	—

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$14,583	$5,940

Other comprehensive income, net of tax
Net unrealized gains on securities available-for-sale	74	308

COMPREHENSIVE INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$14,657	$6,248

Comprehensive loss attributable to noncontrolling interest	(279)	—

TOTAL COMPREHENSIVE INCOME	$14,378	$6,248

Weighted average common shares outstanding
Basic	117,433	115,552
Diluted	159,695	116,580
Basic earnings per share attributable to common stockholders	$0.12	$0.05
Diluted earnings per share attributable to common stockholders	$0.12	$0.05

Stillwater Mining Company

Consolidated Balance Sheets

(Unaudited)

(In thousands, except per share data)

	March 31, 2013	December 31, 2012
ASSETS
Current assets
Cash and cash equivalents	$203,093	$379,680
Investments, at fair market value	259,014	261,983
Inventories	186,471	153,208
Trade receivables	14,303	9,953
Deferred income taxes	21,304	21,304
Other current assets	24,993	26,734

Total current assets	709,178	852,862
Mineral properties and mine development, net of $335,837 and $325,977 of accumulated depletion and amortization	914,416	899,225
Property, plant and equipment, net of $175,536 and $169,933 of accumulated depreciation	120,086	122,677
Deferred debt issuance costs	9,052	9,609
Other noncurrent assets	5,733	6,390

Total assets	$1,758,465	$1,890,763

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$37,548	$28,623
Accrued compensation and benefits	30,597	31,369
Property, production and franchise taxes payable	12,487	13,722
Current portion of long-term debt and capital lease obligations	1,957	168,432
Income taxes payable	669	—
Other current liabilities	6,641	4,702

Total current liabilities	89,899	246,848
Long-term debt and capital lease obligations	298,194	292,685
Deferred income taxes	196,863	199,802
Accrued workers compensation	6,199	5,815
Asset retirement obligation	8,132	7,965
Other noncurrent liabilities	7,927	5,068

Total liabilities	607,214	758,183

EQUITY
Stockholders’ equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized; 118,002,829 and 116,951,081 shares issued and outstanding	1,180	1,170
Paid-in capital	1,063,261	1,058,978
Accumulated earnings	35,353	20,770
Accumulated other comprehensive loss	(25)	(99)

Total stockholders’ equity	1,099,769	1,080,819

Noncontrolling interest	51,482	51,761

Total equity	1,151,251	1,132,580

Total liabilities and equity	$1,758,465	$1,890,763

Stillwater Mining Company

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$14,304	$5,940
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	15,283	14,672
(Gain)/Loss on disposal of property, plant and equipment	36	(5)
Loss on long-term investments	562	—
Deferred taxes	1,830	(3,501)
Foreign currency transaction gain, net	(4,237)	(2,931)
Abandonment of non-producing property	—	2,835
Accretion of asset retirement obligation	167	153
Amortization of debt issuance costs	557	314
Accretion of convertible debenture debt discount	3,832	9
Share based compensation and other benefits	4,246	3,772
Changes in operating assets and liabilities:
Inventories	(34,017)	(1,566)
Trade receivables	(4,350)	(3,182)
Accrued compensation and benefits	(780)	857
Accounts payable	11,567	3,845
Property, production and franchise taxes payable	1,612	441
Income taxes payable	669	(2,847)
Workers compensation	384	—
Other	3,837	(3,658)

NET CASH PROVIDED BY OPERATING ACTIVITIES	15,502	15,148

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(29,406)	(22,720)
Proceeds from disposal of property, plant and equipment	19	8
Purchases of investments	(21,996)	(5,250)
Proceeds from maturities of investments	24,025	4,461

NET CASH USED IN INVESTING ACTIVITIES	(27,358)	(23,501)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on debt and capital lease obligations	(164,787)	—
Payments for issuance costs	—	(219)
Issuance of common stock	56	29

NET CASH USED IN FINANCING	(164,731)	(190)

CASH AND CASH EQUIVALENTS
Net decrease	(176,587)	(8,543)
Balance at beginning of period	379,680	109,097

BALANCE AT END OF PERIOD	$203,093	$100,554

Stillwater Mining Company

Key Operating Factors

(Unaudited)

	Three Months Ended March 31,
(In thousands, except where noted)	2013	2012
OPERATING AND COST DATA FOR MINE PRODUCTION
Consolidated:
Ounces produced
Palladium	98	94
Platinum	29	27

Total	127	121

Tons milled	293	270
Mill head grade (ounce per ton)	0.46	0.49
Sub-grade tons milled (1)	20	12
Sub-grade tons mill head grade (ounce per ton)	0.16	0.17

Total tons milled(1)	313	282
Combined mill head grade (ounce per ton)	0.44	0.47
Total mill recovery (%)	92	91

Total operating costs per ounce (Non-GAAP) (2)	$431	$429
Total cash costs per ounce (Non-GAAP) (2)	$523	$514
Total production costs per ounce (Non-GAAP) (2)	$636	$634
Total operating costs per ton milled (Non-GAAP) (2)	$175	$184
Total cash costs per ton milled (Non-GAAP) (2)	$213	$220
Total production costs per ton milled (Non-GAAP) (2)	$259	$272

Stillwater Mine:
Ounces produced
Palladium	71	68
Platinum	21	20

Total	92	88

Tons milled	192	172
Mill head grade (ounce per ton)	0.51	0.55

Sub-grade tons milled (1)	10	8
Sub-grade tons mill head grade (ounce per ton)	0.21	0.21

Total tons milled (1)	202	180
Combined mill head grade (ounce per ton)	0.49	0.53
Total mill recovery (%)	93	92
Total operating costs per ounce (Non-GAAP) (2)	$409	$400
Total cash costs per ounce (Non-GAAP) (2)	$498	$478
Total production costs per ounce (Non-GAAP) (2)	$619	$604
Total operating costs per ton milled (Non-GAAP) (2)	$188	$195
Total cash costs per ton milled (Non-GAAP) (2)	$229	$233
Total production costs per ton milled (Non-GAAP) (2)	$284	$295

Stillwater Mining Company

Key Operating Factors (continued)

(Unaudited)

	Three Months Ended March 31,
(In thousands, except where noted)	2013	2012
OPERATING AND COST DATA FOR MINE PRODUCTION
(Continued)

East Boulder Mine:
Ounces produced
Palladium	27	26
Platinum	8	7

Total	35	33

Tons milled	101	98
Mill head grade (ounce per ton)	0.37	0.37

Sub-grade tons milled (1)	10	4
Sub-grade tons mill head grade (ounce per ton)	0.11	0.11

Total tons milled (1)	111	102
Combined mill head grade (ounce per ton)	0.34	0.36
Total mill recovery (%)	90	90

Total operating costs per ounce (Non-GAAP) (2)	$490	$505
Total cash costs per ounce (Non-GAAP) (2)	$590	$610
Total production costs per ounce (Non-GAAP) (2)	$685	$714
Total operating costs per ton milled (Non-GAAP) (2)	$152	$163
Total cash costs per ton milled (Non-GAAP) (2)	$184	$197
Total production costs per ton milled (Non-GAAP) (2)	$213	$231

(1)	Sub-grade tons milled includes reef waste material only. Total tons milled includes ore tons and sub-grade tons only. See “Proven and Probable Ore Reserves – Discussion” in the Company’s 2012 Annual Report on Form 10-K for further information.
(2)	Total operating costs include costs of mining, processing and administrative expenses at the mine site (including mine site overhead and credits for metals produced other than palladium and platinum from mine production). Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes. Total production costs include total cash costs plus asset retirement costs and depreciation and amortization. Income taxes, corporate general and administrative expenses, asset impairment write-downs, gain or loss on disposal of property, plant and equipment, restructuring costs and interest income and expense are not included in total operating costs, total cash costs or total production costs. Operating costs per ton, operating costs per ounce, cash costs per ton, cash costs per ounce, production costs per ton and production costs per ounce are non-GAAP measurements that management uses to monitor and evaluate the efficiency of its mining operations. These measures of cost are not defined under U.S. Generally Accepted Accounting Principles (GAAP). Please see “Reconciliation of Non-GAAP Measures to Costs of Revenues” and the accompanying discussion for additional detail.

Stillwater Mining Company

Key Operating Factors (continued)

(Unaudited)

(In thousands, except for average prices)	Three Months Ended March 31,
	2013	2012
SALES AND PRICE DATA
Ounces sold
Mine production:
Palladium (oz.)	101	96
Platinum (oz.)	29	27

Total	130	123

PGM recycling: (1)
Palladium (oz.)	66	46
Platinum (oz.)	42	30
Rhodium (oz.)	9	7

Total	117	83

By-products from mining: (2)
Rhodium (oz.)	1	1
Gold (oz.)	2	3
Silver (oz.)	2	1
Copper (lb.)	214	174
Nickel (lb.)	339	289
Average realized price per ounce (3)
Mine production:
Palladium ($/oz.)	$725	$671
Platinum ($/oz.)	$1,628	$1,598
Combined ($/oz.)(4)	$926	$875
PGM recycling: (1)
Palladium ($/oz.)	$674	$643
Platinum ($/oz.)	$1,607	$1,528
Rhodium ($/oz.)	$1,122	$1,585
Combined ($/oz.)(4)	$1,043	$1,039
By-products from mining: (2)
Rhodium ($/oz.)	$1,200	$1,431
Gold ($/oz.)	$1,622	$1,691
Silver ($/oz.)	$30	$33
Copper ($/lb.)	$3.39	$3.60
Nickel ($/lb.)	$6.43	$7.62
Average market price per ounce (3)
Palladium ($/oz.)	$739	$682
Platinum ($/oz.)	$1,634	$1,607
Combined ($/oz.)(4)	$939	$886

(1)	Ounces sold and average realized price per ounce from PGM recycling relate to ounces produced from processing of catalyst materials.

(2)	By-product metals sold reflect contained metal. Realized prices reflect net values (discounted due to product form and transportation and marketing charges) per unit received.
(3)	The Company’s average realized price represents revenues, which include the effect of hedging gains and losses realized on commodity instruments and agreement discounts, divided by ounces sold. The average market price represents the average London Bullion Market Association afternoon postings for the actual months of the period.
(4)	The Company reports a combined average realized and a combined average market price of palladium and platinum at the same ratio as ounces that are produced from the base metal refinery.

Reconciliation of Non-GAAP Measures to Costs of Revenues

The Company utilizes certain non-GAAP measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags of one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP measure included in the Company’s Consolidated Statements of Comprehensive Income) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

While the Company believes that these non-GAAP measures may also be of value to outside readers, both as general indicators of the Company’s mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These non-GAAP measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of earnings or profitability. A reconciliation of these measures to costs of revenues for each period shown is provided as part of the following tables, and a description of each non-GAAP measure is provided below.

Total Costs of Revenues: For the Company as a whole, this measure is equal to total costs of revenues, as reported in the Consolidated Statements of Comprehensive Income. For the Stillwater Mine, the East Boulder Mine, and other PGM activities, the Company segregates the expenses within total costs of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in total cost of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for Stillwater Mine, East Boulder Mine and other PGM activities are equal in total to total costs of revenues as reported in the Company’s Consolidated Statements of Comprehensive Income.

Total Production Costs (Non-GAAP): Calculated as total costs of revenues (for each mine or combined) adjusted to exclude gains or losses on asset dispositions, costs and profit from recycling activities, revenues from the sale of mined by-products and timing differences resulting from changes in product inventories. This non-GAAP measure provides a comparative measure of the total costs incurred in association with production and processing activities in a period, and may be compared to prior periods or between the Company’s mines.

When divided by the total tons milled in the respective period, Total Production Cost per Ton Milled (Non-GAAP) - measured for each mine or combined - provides an indication of the cost per ton milled in that period. Because of variability of ore grade in the Company’s mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Production Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Production Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Production Cost per Ounce (Non-GAAP) - measured for each mine or combined - provides an indication of the cost per ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because extracting PGM material is ultimately the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company’s mines. Consequently, Total Production Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Production Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Cash Costs (Non-GAAP): This non-GAAP measure is calculated by excluding the depreciation and amortization and asset retirement costs from Total Production Costs (Non-GAAP) for each mine or combined. The Company uses this measure as a comparative indication of the cash costs related to production and processing in any period.

When divided by the total tons milled in the respective period, Total Cash Cost per Ton Milled (Non-GAAP) - measured for each mine or combined - provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company’s mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Cash Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Cost per Ounce (Non-GAAP) - measured for each mine or combined - provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cash cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company’s mines. Consequently, Total Cash Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Operating Costs (Non-GAAP): This non-GAAP measure is derived from Total Cash Costs (Non-GAAP) for each mine or combined by excluding royalty, tax and insurance expenses from Total Cash Costs (Non-GAAP). Royalties, taxes and insurance costs are contractual or governmental obligations outside of the control of the Company’s mining operations, and in the case of royalties and most taxes, are driven more by the level of sales realizations rather than by operating efficiency. Consequently, Total Operating Costs (Non-GAAP) is a useful indicator of the level of production and processing costs incurred in a period that are under the control of mining operations.

When divided by the total tons milled in the respective period, Total Operating Cost per Ton Milled (Non-GAAP) - measured for each mine or combined - provides an indication of the level of controllable cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company’s mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Operating Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Operating Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Operating Cost per Ounce (Non-GAAP) - measured for each mine or combined - provides an indication of the level of controllable cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company’s mines. Consequently, Total Operating Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Operating Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Stillwater Mining Company

Reconciliation of Non-GAAP Measures to Costs of Revenues

	Three Months Ended March 31,
(In thousands)	2013	2012
Consolidated:
Reconciliation to consolidated costs of revenues:
Total operating costs (Non-GAAP)	$54,790	$51,829
Royalties, taxes and other	11,692	10,302

Total cash costs (Non-GAAP)	$66,482	$62,131
Asset retirement costs	167	153
Depletion, depreciation and amortization	15,025	14,404
Depletion, depreciation and amortization (in inventory)	(753)	(64)

Total production costs (Non-GAAP)	$80,921	$76,624
Change in product inventories	(3,683)	183
Cost of PGM recycling	116,862	84,115
PGM recycling – depreciation	258	268
Add: Profit from by-products	7,509	9,122
Add: Profit from PGM recycling	6,031	2,504

Total consolidated costs of revenues	$207,898	$172,816

Stillwater Mine:
Reconciliation to costs of revenues:
Total operating costs (Non-GAAP)	$37,895	$35,127
Royalties, taxes and other	8,248	6,824

Total cash costs (Non-GAAP)	$46,143	$41,951
Asset retirement costs	155	142
Depletion, depreciation and amortization	11,609	11,169
Depletion, depreciation and amortization (in inventory)	(600)	(256)

Total production costs (Non-GAAP)	$57,307	$53,006
Change in product inventories	(2,114)	1,254
Add: Profit from by-products	4,665	5,966
Add: Profit from PGM recycling	4,397	1,812

Total costs of revenues	$64,255	$62,038

East Boulder Mine:
Reconciliation to costs of revenues:
Total operating costs (Non-GAAP)	$16,895	$16,702
Royalties, taxes and other	3,444	3,478

Total cash costs (Non-GAAP)	$20,339	$20,180
Asset retirement costs	12	11
Depletion, depreciation and amortization	3,416	3,235
Depletion, depreciation and amortization (in inventory)	(153)	192

Total production costs (Non-GAAP)	$23,614	$23,618
Change in product inventories	(1,569)	(1,071)
Add: Profit from by-products	2,844	3,156
Add: Profit from PGM recycling	1,634	692

Total costs of revenues	$26,523	$26,395

PGM Recycling:
Reconciliation to costs of revenues:
PGM recycling – depreciation	258	268
Cost of PGM recycling	116,862	84,115

Total costs of revenues	$117,120	$84,383